EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 24, 2010
PAYCHEX, INC. REPORTS THIRD QUARTER RESULTS;
SETTLES LITIGATION
March 24, 2010
THIRD QUARTER FISCAL 2010 HIGHLIGHTS
•	Total service revenue decreased 4% to $493.8 million.

•	Total revenue was $507.8 million.

•	Operating income decreased 15% to $168.2 million and operating income, net of certain items, decreased 4% to $172.9 million.

•	Operating income reflected an $18.7 million expense charge to increase the litigation reserve related to the recent Rapid Payroll decision.

•	Net income and diluted earnings per share decreased 14% to $112.0 million and $0.31 per share, respectively.
     ROCHESTER, NY, March 24, 2010 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $507.8 million for the three months ended February 28, 2010 (the “third quarter”), a decrease of 4% from $528.6 million for the same period last year. Net income and diluted earnings per share decreased 14% to $112.0 million and $0.31 per share, respectively. Our results for the third quarter were impacted by an expense charge of $18.7 million to increase the litigation reserve, which reduced diluted earnings per share by $0.03 per share.
     Commenting on our results, Jonathan J. Judge, President and Chief Executive Officer said, “We are disappointed with the recent court decision to uphold a 2007 jury verdict related to Rapid Payroll, but have finally put this matter behind us. Excluding the $18.7 million expense charge, our results were as expected.”
     Mr. Judge added, “For the third straight quarter, our key indicators have shown stabilization and, exclusive of certain items, we have slightly exceeded our earnings goals throughout fiscal 2010. Achieving our revenue goals has proven more difficult due to the adverse impact the economic headwinds have had on new client sales and client retention. Our client base declined 2.1% since May 31, 2009. The selling season was a difficult one as our new sales units for the nine months were down 6% from last year, primarily due to declines in new business formation and fewer companies moving to outsourcing. Client retention, while less favorable than normal, began to show some improvement as clients lost during the first nine months were 5% below the same period a year ago, with a slight improvement in these losses as a percentage of the beginning of the fiscal year client base. On a positive note, checks per client remained stable with a 2.2% reduction over the same period last year, compared to 3.7% and 5.0% for the second and first quarters of fiscal 2010. We are hopeful that the checks per client are an indicator of better times ahead.
     “Continued investment in our business, including our technological infrastructure, is critical to our success. We have invested over $60 million in an enhanced platform for our core payroll processing capability that was fully implemented by the end of our third quarter. We have successfully completed our conversion of over 470,000 clients to this platform, which allows us to leverage efficiencies in the process and continue to provide extraordinary customer service for our clients. Looking to the future, we remain focused on investing in our products, people, and service capabilities, positioning ourselves to capitalize on opportunities for long-term growth.”
     Payroll service revenue decreased 6% to $358.3 million for the third quarter from the same period last year, as the cumulative impact of the weak economic environment negatively impacted our client base and check volume. Our checks per client have remained stable since last May and have decreased only 2.2% for the third quarter compared to the same period last year.

     Human Resource Services revenue increased 3% to $135.5 million for the third quarter from the same period last year. The following factors contributed to Human Resource Services revenue growth:

As of:	February 28,		February 28,
$ in billions	2010	% Change	2009	% Change

Comprehensive human resource outsourcing services client employees served	472,000	9%	432,000	6%
Comprehensive human resource outsourcing services clients	19,000	7%	17,000	12%
Workers’ compensation insurance clients	79,000	5%	75,000	8%
Retirement services clients	50,000	—	50,000	6%
Asset value of retirement services client employees’ funds	$11.0	53%	$7.2	(23%)

     Recovery in the financial markets and increased levels of larger plans converting to Paychex has driven the 53% increase in the asset value of retirement services client employees’ funds. In addition, Human Resource Services revenue for the third quarter was positively impacted by a 54% increase in health and benefits service revenue and growth in certain Human Resource Services products that support our Major Market Services clients.
     Dampening our revenue growth has been the cumulative impact from weak economic conditions on our client base growth, especially on our retirement services. In addition, retirement services revenue growth was negatively impacted by $2.7 million in billings for the third quarter of fiscal 2009 related to restatements of clients’ retirement plans required by statute, which are not expected to recur for approximately six years.
     In October 2009, we sold Stromberg time and attendance, an immaterial component of Paychex. Human Resource Services revenue growth excluding Stromberg revenue and retirement plan restatement billings would have been 10% for the third quarter and 7% for the nine months ended February 28, 2010.
     Total expenses increased 3% to $339.6 million for the third quarter compared to the same period last year. The increase was a result of the $18.7 million expense charge to increase the litigation reserve. Excluding this expense charge, total expenses would have declined 3%. This result was generated from cost control measures and lower headcount, offset slightly by costs related to continued investment in our sales force for key areas, customer service, and technological infrastructure.
     For the third quarter, our operating income was $168.2 million, a decrease of 15% from the same period last year. Operating income, net of certain items (see Note 1 on page 4 for further description) decreased 4% to $172.9 million for the third quarter as compared to $181.0 million for the same period last year.

	For the three months ended			For the nine months ended
	February 28,			February 28,

$ in millions	2010	2009	% Change	2010	2009	% Change

Operating income	$168.2	$197.4	(15%)	$551.2	$630.9	(13%)
Excluding:
Interest on funds held for clients	(14.0)	(16.4)	(14%)	(41.3)	(60.4)	(32%)
Expense charge to increase the litigation reserve	18.7	—	100%	18.7	—	100%

Operating income, net of certain items	$172.9	$181.0	(4%)	$528.6	$570.5	(7%)

     For the third quarter, interest on funds held for clients decreased 14% to $14.0 million due to lower average interest rates earned and lower average investment balances, offset somewhat by higher realized gains on sales of available-for-sale securities. Average investment balances for funds held for clients decreased 4% for the third quarter compared to the prior year period. This decline was a result of the cumulative adverse effect of weak economic conditions on our client base and lower tax withholdings for client employees resulting from the American Recovery and Reinvestment Act of 2009 (the “2009 economic stimulus package”), partially offset by the impact of increases in state unemployment insurance rates for the 2010 calendar year. Investment income increased 11% to $1.2 million for the third quarter due to higher average investment balances resulting from investment of cash generated from operations, offset somewhat by lower average interest rates earned.

     Average investment balances and interest rates are summarized below:

	For the three months ended			For the nine months ended
	February 28,			February 28,

$ in millions	2010	2009	% Change	2010	2009	% Change

Average investment balances:
Funds held for clients	$3,462.6	$3,589.0	(4%)	$3,053.5	$3,299.1	(7%)
Corporate investments	$672.2	$550.8	22%	$639.2	$515.1	24%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.5%	1.8%		1.7%	2.4%
Corporate investments	0.8%	1.0%		0.8%	1.7%

Net realized gains:
Funds held for clients	$1.3	$0.2		$2.3	$0.9
Corporate investments	$—	$—		$—	$—

     We continue to follow our investment strategy of maximizing liquidity and protecting principal. With the turmoil in the financial markets, this has translated to significantly lower yields on high quality instruments, impacting our income earned on our funds held for clients and corporate investments. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings. We limit the amounts that can be invested in any single issuer. All the investments we held as of February 28, 2010 are traded in active markets. Since September 2008, our primary short-term investment vehicle has been United States (“U.S.”) agency discount notes. We have seen gradual improvements in liquidity in certain money market sectors, and in November 2009 we began to invest in select A-1/P-1-rated variable rate demand notes.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $76.1 million as of February 28, 2010, compared with a net unrealized gain of $66.7 million as of May 31, 2009. During the nine months ended February 28, 2010, the net unrealized gain on our investment portfolios ranged from $55.1 million to $82.4 million. The net unrealized gain on our investment portfolios was approximately $74.9 million as of March 19, 2010.
YEAR-TO-DATE FISCAL 2010 HIGHLIGHTS
     The highlights for the nine months ended February 28, 2010 are as follows:
•	Payroll service revenue decreased 6% to $1.1 billion.

•	Human Resource Services revenue increased 2% to $399.7 million.

•	Total revenue decreased 5% to $1.5 billion.

•	Combined interest on funds held for clients and investment income, net decreased $21.9 million, or 33%.

•	Operating income decreased 13% to $551.2 million, and operating income, net of certain items, decreased 7% to $528.6 million.

•	Net income and diluted earnings per share decreased 14% to $361.5 million and $1.00 per share, respectively.

•	Cash flow from operations was $503.0 million.
RAPID PAYROLL, INC. LITIGATION
     During the third quarter of fiscal 2010, we recognized $18.7 million of additional expense related to the Rapid Payroll, Inc. (“Rapid Payroll”) litigation that commenced in August 2001, and has been previously disclosed. On March 9, 2010, the Court of Appeal of the State of California upheld a jury verdict issued on June 27, 2007 in litigation brought by one of the licensees. In that case, the California Superior Court, Los Angeles County jury awarded to the plaintiff $15.0 million in compensatory damages and subsequently awarded an additional $11.0 million in punitive damages. Paychex will satisfy the judgment, including statutory interest, without further appeal. This is the final pending matter in the Rapid Payroll litigation.

OUTLOOK
     Our outlook for the fiscal year ending May 31, 2010 (“fiscal 2010”) remains unchanged from the guidance provided in September 2009. Our guidance reflects the impact of current economic and financial conditions, and assumes these conditions will continue through the remainder of the fiscal year. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates.
     Projected changes in revenue and net income for fiscal 2010 are as follows:

	Low		High

Payroll service revenue	(7%)	—	(5%)
Human Resource Services revenue	3%	—	6%
Total service revenue	(5%)	—	(2%)
Interest on funds held for clients	(30%)	—	(25%)
Total revenue	(5%)	—	(2%)
Investment income, net	(35%)	—	(30%)
Net income	(12%)	—	(10%)

     Operating income, net of certain items, as a percentage of total service revenue is expected to range from 34% to 35% for fiscal 2010. The effective income tax rate is expected to approximate 35% for fiscal 2010. The higher tax rate in fiscal 2010 is driven by higher state income tax rates resulting from state legislative changes.
     Interest on funds held for clients and investment income for fiscal 2010 are expected to be impacted by interest rate volatility, and comparisons to the prior year are expected to continue to improve in the remainder of fiscal 2010. Interest on funds held for clients will be further impacted by a projected 5% decline in average invested balances for fiscal 2010 compared to the prior year. This decline is the result of the cumulative adverse effect of the weak economy on our client base and lower tax withholdings for client employees as a result of the 2009 economic stimulus package, partially offset by the impact of increases in state unemployment insurance rates for the 2010 calendar year.
Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in the third quarter to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures the comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
QUARTERLY REPORT ON FORM 10-Q
     Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 25, 2010 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 554,000 payroll clients nationwide as of May 31, 2009. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,			February 28,
	2010	2009	% Change	2010	2009	% Change

Revenue:
Payroll service revenue	$358,335	$381,210	(6%)	$1,063,573	$1,135,758	(6%)
Human Resource Services revenue	135,455	130,986	3%	399,732	390,688	2%

Total service revenue	493,790	512,196	(4%)	1,463,305	1,526,446	(4%)
Interest on funds held for clients (1)	14,029	16,385	(14%)	41,304	60,380	(32%)

Total revenue	507,819	528,581	(4%)	1,504,609	1,586,826	(5%)

Expenses:
Operating expenses	164,508	174,503	(6%)	490,502	513,646	(5%)
Selling, general and administrative expenses	175,062	156,677	12%	462,926	442,294	5%

Total expenses	339,570	331,180	3%	953,428	955,940	—

Operating income	168,249	197,401	(15%)	551,181	630,886	(13%)

Investment income, net (1)	1,180	1,067	11%	3,232	6,050	(47%)

Income before income taxes	169,429	198,468	(15%)	554,413	636,936	(13%)

Income taxes	57,422	67,678	(15%)	192,936	217,195	(11%)

Net income	$112,007	$130,790	(14%)	$361,477	$419,741	(14%)

Basic earnings per share	$0.31	$0.36	(14%)	$1.00	$1.16	(14%)

Diluted earnings per share	$0.31	$0.36	(14%)	$1.00	$1.16	(14%)

Weighted-average common shares outstanding	361,417	360,821		361,328	360,743

Weighted-average common shares outstanding, assuming dilution	361,860	360,913		361,627	360,966

Cash dividends per common share	$0.31	$0.31	—	$0.93	$0.93	—

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	February 28,	May 31,
	2010	2009

ASSETS
Cash and cash equivalents	$279,261	$472,769
Corporate investments	115,765	19,710
Interest receivable	22,591	27,722
Accounts receivable, net of allowance for doubtful accounts	159,131	177,958
Deferred income taxes	23,221	10,180
Prepaid income taxes	—	2,198
Prepaid expenses and other current assets	25,035	27,913

Current assets before funds held for clients	625,004	738,450
Funds held for clients	4,091,527	3,501,376

Total current assets	4,716,531	4,239,826
Long-term corporate investments	294,088	82,234
Property and equipment, net of accumulated depreciation	264,273	274,530
Intangible assets, net of accumulated amortization	68,085	76,641
Goodwill	421,559	433,316
Deferred income taxes	19,723	16,487
Other long-term assets	3,772	4,381

Total assets	$5,788,031	$5,127,415

LIABILITIES
Accounts payable	$35,081	$37,334
Accrued compensation and related items	128,745	135,064
Deferred revenue	3,792	9,542
Accrued income taxes	23,531	—
Deferred income taxes	19,463	17,159
Litigation reserve	39,096	20,411
Other current liabilities	41,314	44,704

Current liabilities before client fund obligations	291,022	264,214
Client fund obligations	4,021,401	3,437,679

Total current liabilities	4,312,423	3,701,893
Accrued income taxes	27,305	25,730
Deferred income taxes	5,786	12,773
Other long-term liabilities	45,397	45,541

Total liabilities	4,390,911	3,785,937

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600,000 shares; Issued and outstanding: 361,421 shares as of February 28, 2010 and 360,976 shares as of May 31, 2009, respectively	3,614	3,610
Additional paid-in capital	492,008	466,427
Retained earnings	852,936	829,501
Accumulated other comprehensive income	48,562	41,940

Total stockholders’ equity	1,397,120	1,341,478

Total liabilities and stockholders’ equity	$5,788,031	$5,127,415

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the nine months ended
	February 28,
	2010	2009

OPERATING ACTIVITIES
Net income	$361,477	$419,741
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	64,894	63,164
Amortization of premiums and discounts on available-for-sale securities	25,791	16,808
Stock-based compensation costs	19,121	19,310
Benefit for deferred income taxes	(24,862)	(7,389)
Provision for allowance for doubtful accounts	1,847	1,819
Provision for pending legal matters	18,700	—
Net realized gains on sales of available-for-sale securities	(2,289)	(878)
Changes in operating assets and liabilities:
Interest receivable	5,131	12,480
Accounts receivable	18,050	17,713
Prepaid expenses and other current assets	4,588	10,748
Accounts payable and other current liabilities	11,369	2,592
Net change in other assets and liabilities	(801)	7,215

Net cash provided by operating activities	503,016	563,323

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(1,267,658)	(16,334,122)
Proceeds from sales and maturities of available-for-sale securities	416,348	17,616,942
Net change in funds held for clients’ money market securities and other cash equivalents	(59,857)	(1,480,049)
Purchases of property and equipment	(41,444)	(53,281)
Acquisition of businesses, net of cash acquired	—	(6,466)
Proceeds from sale of business	13,050	—
Purchases of other assets	(11,295)	(18,097)

Net cash used in investing activities	(950,856)	(275,073)

FINANCING ACTIVITIES
Net change in client fund obligations	583,722	305,889
Dividends paid	(336,390)	(335,779)
Proceeds from and excess tax benefit related to exercise of stock options	7,000	5,810

Net cash provided by/(used in) financing activities	254,332	(24,080)

(Decrease)/increase in cash and cash equivalents	(193,508)	264,170
Cash and cash equivalents, beginning of period	472,769	164,237

Cash and cash equivalents, end of period	$279,261	$428,407